Exhibit 10.9

Mr. Kurt Terrani

December 26, 2024

Subject: Offer of Employment

Dear Kurt,

Standard Nuclear, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer (CEO) on the following terms. Your employment is subject to the terms and conditions set forth in this letter.

Your start date is January 13, 2025. In your capacity as CEO, you will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time. You will work at our facility located in Oak Ridge, Tennessee. You will report directly to the Chairman of the Board of Directors, currently Thomas Hendrix. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests. The Company may change your position, duties, and work location from time to time in its discretion.

This position is classified as exempt from the overtime requirements of state and federal law. Your base salary will be paid a $275,000 per year, less payroll deductions and withholdings, paid semi-monthly on the 15th and last business day of each month in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required or permitted by law. You will also be eligible for a discretionary annual bonus, payable based on your individual performance and the company’s financial results, as determined by the Board of Directors (the “Board”). The Company reserves the right, in its sole discretion, to prospectively modify your compensation, to the extent permitted by applicable law.

The Company will also recommend to its Board at its next regularly scheduled meeting or prior to its next action by unanimous written consent that the Board grant you an option to purchase 1,000,000 shares of Common Stock of the Company at an exercise price equal to the fair market value of such shares on the date of grant, which option shall become exercisable with respect to 1/4th of such shares upon the first anniversary of the date your employment commences, and 1/48th of such shares at the end of the on the same day of each of the next 36 months subsequent to that anniversary. The terms of such option shall be set forth in the Company’s standard form of option agreement, to be executed and delivered by the Company and you promptly after such grant.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees of the Company from time to time, subject to plan terms and generally applicable Company policies. You will be entitled to twenty-five (25) business days of Paid Time Off (PTO) per calendar year, accruing on a pro-rata basis throughout the year. Employees may carry forward up to three (3) business days of unused PTO into the following calendar year. In the event of the termination of your employment, whether voluntarily or involuntarily, you will be entitled to payment for any unused, accrued PTO, up to a maximum of five (5) business days (forty (40) hours), in accordance with applicable law. Any accrued PTO in excess of this limit will be forfeited. A full description of these benefits is available for your review. The Company may change compensation and benefits from time to time in its discretion.

As a Company employee, you will be expected to abide by the Company’s rules and policies, which the Company may change or revise from time to time in its sole discretion. As a condition of employment, you must sign and comply with the attached Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

Your employment is conditioned upon your meeting the employment eligibility and identity standards mandated by the Immigration Reform and Control Act of 1986 (IRCA), by providing documentary evidence of your identity and eligibility for employment in the United States to the Company within three (3) business days of your date of hire. Failure to provide appropriate documentation within three (3) days of hire will result in immediate termination of employment in accordance with the terms of the IRCA. Your employment is also conditioned on your execution of and compliance with the terms of the attached Confidential Information and Inventions Assignment Agreement.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

The interpretation, validity, enforceability, and performance of this offer letter and all matters arising out of or relating to this offer letter shall be governed by and construed in accordance with the laws of the State of Tennessee, without application of conflict of law rules.

This letter, together with the Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Confidential Information and Inventions Assignment Agreement and return them to me by December 26, 2024, if you wish to accept employment at the Company under the terms described above.

We look forward to having you join the team!

Sincerely,

/s/ Thomas Hendrix
Thomas Hendrix
Chairman

Acceptance of Offer

I have read and understand all the terms of the offer of employment set forth in this letter, the attached Confidential Information and Inventions Assignment Agreement, and any attachments incorporated herein. I accept each of those terms. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized representative of Standard Nuclear, Inc., no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is Standard Nuclear, Inc.’s complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

/s/ Kurt Terrani
Kurt Terrani

December 27, 2024
Date

Attachments:

A.	Performance based incentive plan
B.	Confidential Information and Inventions Assignment Agreement

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